Exhibit 99.1

Aeglea BioTherapeutics Provides Key Clinical Data Update from Phase 1/2 Trial in Arginase 1 Deficiency and Reports Q4 and Full Year 2017 Financial Results

Repeat Doses of Company’s Pegzilarginase Produces Marked and Sustained Reductions in Plasma Arginine Levels

Accompanying Reductions in Other Related Guanidino Compounds Also Seen

Additional Arginase 1 Deficiency Clinical Data in April at 2018 ACMG Annual Clinical Genetics Meeting

Clinical and Corporate Update Conference Call Today at 8:00 a.m. ET

Austin, Texas, March 13, 2018 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company that designs and develops innovative human enzyme therapeutics for patients with rare genetic diseases and cancer, today reported new repeat dose data from its Phase 1/2 open-label trial of pegzilarginase (AEB1102) in patients with Arginase 1 Deficiency. The Company also reported financial results for the fourth quarter and year ended December 31, 2017.

"We have seen encouraging results after repeated doses of pegzilarginase in patients with Arginase 1 Deficiency,” said Anthony G. Quinn, M.B Ch.B, Ph.D., interim chief executive officer of Aeglea. “Along with marked and sustained reductions in plasma arginine levels, we are seeing consistent reductions in the levels of other guanidino compounds beyond what appears to be achieved through current approaches to disease management. This is important given the potential contribution of guanidino compounds to the progressive hyperargininemia-related neurological abnormalities seen in this patient population. In addition to our developing understanding of the effects of lowering arginine levels in patients with Arginase 1 Deficiency, we have a good understanding of the safety profile in a larger population that includes patients from our cancer trials. We look forward to sharing additional updates on Arginase 1 Deficiency at the ACMG Annual Clinical Genetics Meeting in April 2018 and in the third quarter of 2018. These updates will include clinical insights from the two adult patients in the long-term extension study.”

"Repeated doses of pegzilarginase lowered and maintained plasma arginine and guanidino compound metabolites beyond what was achievable with current standard of care, which consists of a protein-restricted diet and ammonia scavengers,” said George Diaz, M.D., Ph.D, professor and chief, Division of Medical Genetics, Icahn School of Medicine at Mount Sinai, and co-author on the abstract. "Given that some patients benefit from the reductions in plasma arginine achieved with dietary protein restriction, it will be important to learn whether longer term reductions in plasma arginine with pegzilarginase beyond that achieved with diet translates into clinical benefit."

Clinical Updates

Arginase 1 Deficiency:

Aeglea presented repeat dose data from the Phase 1/2 clinical trial of pegzilarginase for two adult patients and single ascending dose data for one pediatric patient with Arginase 1 Deficiency at the 2018 Society for Inherited Metabolic Disorders (SIMD) Annual Meeting on March 12, 2018.

•	Sustained lowering of plasma arginine was achieved with repeated weekly IV dose of 0.04 mg/kg of pegzilarginase.
•	Arginine-derived metabolites elevated at baseline were rapidly decreased and reductions maintained with repeat doses of pegzilarginase.
•

Pegzilarginase was well tolerated with the exception of a single infusion-associated reaction in one pediatric patient who had anti-drug antibodies (ADA) and blunting of the expected reduction in plasma arginine after the second dose. The patient transitioned to the repeat dose part of the trial and received three further infusions. Although dosing was well tolerated with premedication and slower infusion rates, the patient withdrew consent due to the burden of balancing school and the clinical trial.

•

No marked or sustained increase in ADA titers were seen in the two adult Arginase 1 Deficiency patients or in the 48 cancer patients tested after dosing with pegzilarginase. Baseline ADA at low titer was detected in one of two adult Arginase 1 Deficiency patients and four of 48 cancer patients. There was no apparent effect of the presence of the ADA on arginine reduction or safety profile.

•

The effects of repeat dosing of pegzilarginase provides an opportunity to evaluate the clinical benefits of sustained reduction of plasma arginine beyond what can be achieved with standard of care therapy.

•	The Company expects to report pediatric and adult repeat dose data in patients with Arginase 1 Deficiency in the third quarter of 2018.

Cancer:

The first uveal and cutaneous melanoma patients were dosed with pegzilarginase in Aeglea’s open-label Phase 1 cohort expansions, with the intent to confirm the safety profile and Phase 2 dose and identify further signals of clinical activity.

•	The Company expects to report Phase 1 cohort expansion topline data, including safety and clinical activity, in the fourth quarter of 2018.

Upcoming Events

Aeglea will present a corporate update at the 17th Annual Needham Healthcare Conference on March 27, 2018 in New York.

Aeglea will present a poster with additional data on Arginase 1 Deficiency patients at the 2018 ACMG Annual Clinical Genetics Meeting on April 12, 2018 in Charlotte, North Carolina that will include additional clinical insights on baseline standardized assessments of neuromotor function and on short-term treatment with repeat doses of pegzilarginase.

Fourth Quarter and Full Year Financial Results

As of December 31, 2017, Aeglea had available cash, cash equivalents and marketable securities of $50.3 million. Based on Aeglea’s current operating plan, management believes it has sufficient capital resources to fund anticipated operations through the third quarter of 2019.

Aeglea recognized grant revenues of $1.5 million in the fourth quarter of 2017, compared with $1.2 million in the fourth quarter of 2016. The grant revenues were the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The revenue increase was primarily due to higher qualifying expenditures associated with the clinical trials for pegzilarginase in cancer patients in the fourth quarter of 2017 compared with the fourth quarter of 2016.

Grant revenues of $5.2 million were recognized in the year ended December 31, 2017 compared with $4.6 million in the year ended December 31, 2016. The increase was primarily due to higher qualifying expenditures associated with the clinical trials for pegzilarginase in cancer patients in 2017 compared with 2016.

Research and development expenses totaled $5.8 million for the fourth quarter of 2017, compared with $4.7 million for the fourth quarter of 2016. The increase was primarily due to expanded clinical activity for Aeglea’s lead product candidate, pegzilarginase, as Aeglea initiated three solid tumor single-agent cohort expansions and a Phase 1/2 combination trial in patients with small cell lung cancer.

Research and development expenses totaled $22.8 million for the year ended December 31, 2017, compared with $18.1 million for the year ended December 31, 2016. The increase was primarily associated with expanded manufacturing, regulatory, research, and clinical development capabilities, as Aeglea completed its Phase 1 dose escalation trial in patients with advanced solid tumors. Additionally, the Company initiated enrollment in three solid tumor single-agent cohort expansions and a Phase 1/2 combination trial in patients with small cell lung cancer.

General and administrative expenses totaled $2.3 million for the fourth quarter of 2017, compared with $2.0 million in the fourth quarter of 2016. This increase was primarily due to higher employee compensation costs.

General and administrative expenses totaled $10.1 million for the year ended December 31, 2017, compared with $8.4 million for the year ended December 31, 2016. This increase was primarily due to higher employee compensation, consulting, and facility costs.

Net loss totaled $6.5 million and $5.5 million for the fourth quarter of 2017 and 2016, respectively. Net loss totaled $27.2 million and $21.7 million for the years ended December 31, 2017 and 2016, respectively.

Conference Call & Webcast Details

Aeglea will hold a conference call on Tuesday, March 13, 2018 at 8:00 a.m. ET. To access the live conference call via phone, please dial (877) 709-8155 (toll free) within the United States, or +1 (201) 689-8881 internationally. A replay of the call will be available through March 20, 2018 by dialing (877) 660-6853 within the United States or +1 (201) 612-7415 internationally. The conference ID is 13677425.

To access the live and archived webcast of the presentation, please visit the Presentations & Events section of the Aeglea BioTherapeutics investor relations website. Please connect to the website at least 15 minutes prior to the presentation to allow for any software download that may be necessary.

About Aeglea BioTherapeutics

Aeglea is a clinical-stage biotechnology company that designs and develops innovative human enzyme therapeutics for patients with rare genetic diseases and cancer. The Company is developing pegzilarginase, its lead investigational therapy, for the treatment of Arginase 1 Deficiency, as monotherapy in arginine-dependent cancers and in combination with an immune checkpoint inhibitor for small cell lung cancer. In addition, Aeglea has an active research pipeline of other human enzyme-based approaches in both therapeutic areas. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
David Calusdian

Sharon Merrill Associates

617.542.5300

AGLE@investorrelations.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Financials

Aeglea BioTherapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,817	$47,748
Marketable securities	37,482	15,754
Accounts receivable - grant	3,078	1,215
Prepaid expenses and other current assets	1,614	1,707
Total current assets	54,991	66,424
Property and equipment, net	854	599
Other non-current assets	232	40
TOTAL ASSETS	$56,077	$67,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$389	$168
Deferred revenue	20	71
Accrued and other current liabilities	5,220	3,726
Total current liabilities	5,629	3,965
Other non-current liabilities	111	132
TOTAL LIABILITIES	5,740	4,097

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares and no shares authorized as of December 31, 2017 and 2016, respectively; no shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2017 and 2016, 16,670,188 shares and 13,430,833 shares issued and outstanding as of December 31, 2017 and 2016, respectively	2	1
Additional paid-in capital	122,950	108,246
Accumulated other comprehensive loss	(102)	(4)
Accumulated deficit	(72,513)	(45,277)
TOTAL STOCKHOLDERS’ EQUITY	50,337	62,966
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,077	$67,063

Aeglea BioTherapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues:
Grant	$5,205	$4,628	$6,085

Operating expenses:
Research and development	22,815	18,143	11,453
General and administrative	10,066	8,391	5,947
Total operating expenses	32,881	26,534	17,400
Loss from operations	(27,676)	(21,906)	(11,315)

Other income (expense):
Interest income	482	244	22
Other expense, net	(42)	(36)	(2)
Total other income	440	208	20
Net loss	$(27,236)	$(21,698)	$(11,295)
Deemed dividend to convertible preferred stockholders	—	—	(228)
Net loss attributable to common stockholders	$(27,236)	$(21,698)	$(11,523)

Net loss per share, basic and diluted	$(1.80)	$(2.22)	$(19.21)
Net loss attributable to common stockholders	$(27,236)	$(21,698)	$(11,523)
Weighted-average common shares outstanding, basic and diluted	15,128,192	9,791,728	599,788